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Exhibit 10.4

IRON MOUNTAIN INCORPORATED
Compensation Plan for Non-Employee Directors

Restatement Date	As of June 4, 2010
Eligibility	All non-employee Directors
Annual Retainer

$40,000 per year effective as of January 1, 2010; paid in advance in quarterly installments; a non-employee Director shall be entitled to retain the portion of the Annual Retainer fee paid with respect to the quarter in which he or she ceases to be a non-employee Director, but shall not be entitled to any further portion of the Annual Retainer fee

Meeting Fees	$1,500 per committee meeting and/or quarterly Board meeting attended in person or $750 by teleconference; fees earned shall be paid shortly after the end of each quarter
Chairperson Retainer

$7,500 per year retainer for acting as Chairperson of the Compensation, Finance or Nominating and Governance Committee; $20,000 per year retainer for acting as Chairperson of the Audit Committee; $25,000 per year retainer for acting as the "lead" Director; in each case paid in advance in quarterly installments; a non-employee Director shall be entitled to retain the portion of the Chairperson Retainer fee paid with respect to the quarter in which he or she ceases to be a non-employee Director or serve as Chairperson, but shall not be entitled to any further portion of the Chairperson Retainer fee

Meeting Expenses	Reimbursement for all normal travel expenses to attend meetings; reimbursements due shall be paid shortly after the end of each quarter
Group Insurance Benefits

Iron Mountain's group medical and dental benefits (single or family) are available to non-employee Directors, but they must pay the current employee contribution rate in effect for such coverage; group life, AD&D, STD and LTD coverage are not available to non-employee Directors

Amount of Options	Non-qualified stock options to be equal to $100,000 per year of Black Scholes value
Timing of Option Grants

Stock options shall be granted annually to all non-employee Directors as of the first Board meeting following Iron Mountain's annual meeting; newly elected non-employee Directors receive a pro-rated grant on the date of their election or appointment to the Board

Vesting of Options	Options vest 100% on the one year anniversary of grant (or, if earlier, the annual meeting of Iron Mountain that is closest to the one year anniversary)
Exercise Price of Options	Fair market value on date of grant
Terms of Options	10 years

Effect on Options of Cessation of Service Director	Vested options must be exercised within three years of cessation of service by a non-employee Director or his beneficiary
Restrictions on Resale	None
Restrictions on Transfer	Options may not be transferred (except upon death)
SEC Considerations

Options will generally be granted under the Iron Mountain Incorporated 2002 Stock Incentive Plan, the shares of each of which are registered on Form S-8; insider trading restrictions and short-swing profit rules of the Securities Exchange Act of 1934 apply

Shareholder Approval	Not required
Source of Shares	Treasury shares or authorized, but unissued shares will be used for options
Taxation of Options

Non-employee Directors pay ordinary income tax (and SECA tax) at time of exercise on spread between exercise price and fair market value on date of exercise; Iron Mountain gets a corresponding tax deduction at that time

Election to Defer Fees

Non-employee Directors may elect to defer some or all of their fees paid in cash under the Iron Mountain Incorporated Directors Deferred Compensation Plan; deferrals will be invested in phantom shares equal in value to Iron Mountain common stock; deferral elections must be made by December 31 of the year prior to the year in which the fees are earned (or within 30 days of becoming eligible for the Plan)

Adopted: June 4, 2010

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  Exhibit 10.4